Bizzingo Acquires Mobile B2B Start-up IntroMe's Platform and Technology

FLEMINGTON, N.J.—(BUSINESS WIRE)—Bizzingo, Inc. (OTCBB: BIZZ.OB - News) announced today that they have acquired the mobile platform and intellectual property of IntroMe, Inc ("IntroMe, Inc"). Components of the Intro technology will extend Bizzingo’s core platform to mobile devices. This will allow business users the ability to remotely meet, engage, and follow-up with their business connections. IntroMe, Inc was founded in 2011 and is headquartered in San Francisco, CA.

Douglas Toth, CEO of Bizzingo, remarked:

“Intro adds a mobile/social component to the Bizzingo business platform. It enhances our viral capability by creating real-time mobile interaction. It also adds meaningful mobile intellectual property to our broad patent portfolio. We're looking forward to working with the Intro team and to all of the new social experiences we'll be able to build together.”

About Bizzingo, Inc.

Bizzingo is a global social media company that has developed Bizzingo.com as a unified social network designed especially for businesses. Bizzingo will provide a channel to negotiate transactions devoid of personal networking clutter. As the first true business-to-business social platform, Bizzingo also is designed to allow businesses a way to find each other by keyword and view promotional information, as well as synchronously communicate with their users. Bizzingo's profiling system will create one of the most detailed business databases in the world, delivering targeted search engine results. For additional information, visit www.bizzingo.com